Exhibit 99.1

For More Information Contact:
Brian Ziel (408) 658-1540
brian.ziel@seagate.com

SEAGATE ANNOUNCES NEW EXECUTIVE APPOINTMENTS

Dave Mosley Named President, Operations and Technology;

Rocky Pimentel Named President, Global Markets and Customers

CUPERTINO, Calif. — Oct. 28, 2013 — Seagate Technology plc (NASDAQ:STX), a world leader in storage solutions, today announced two strategic executive appointments to further Seagate’s effectiveness in delivering its core product technology portfolio, customer engagement and operational excellence.

Dave Mosley, who most recently served as Executive Vice President of Operations and R&D, has been named President, Operations and Technology, responsible for Seagate’s global hard drive, heads and media manufacturing operations, as well as global research and development.  Rocky Pimentel, who most recently served as Executive Vice President and Chief Sales and Marketing Officer, has been named President, Global Markets and Customers, responsible for Seagate’s global customer engagement, sales, sales operations, product line management, marketing and retail activities. Both will continue to report to Steve Luczo, Chairman and CEO.

“These appointments reflect the significant opportunities in front of Seagate,” said Luczo. “We believe that the trajectory of long-term demand for storage is outpacing supply, and the markets that we serve are both expanding and changing rapidly. Our traditional OEM and distribution customers are addressing important opportunities with new technology offerings and go-to-market capabilities. We are also actively engaging with many new customers directly, especially in the cloud services market and with start-up- businesses that are pursuing innovative technical approaches for their storage infrastructures.

“By elevating Dave and Rocky to lead our core product technology, operations and customer engagement, Seagate is even better positioned for continued operational excellence and to further our ability to capitalize on our growing opportunities in the storage marketplace. Additionally, this new alignment of our leadership allows me to focus more on the longer term strategic opportunities for our company, and to increase my efforts around accelerating our mobile and cloud technology strategies. These promotions are well-deserved and we are fortunate to have two executives as capable as Dave and Rocky to step into these important roles.”

David Mosley

Since joining Seagate in 1996, Mosley has held a variety of leadership positions, including: executive vice president of sales and marketing; vice president and site management team leader for the Seagate’s Longmont, Colorado, operation; senior director for R&D engineering; and he has led the Seagate’s emerging products development team.

Prior to joining Seagate, Mosley was a research physicist at Lawrence Livermore National Laboratory and a senior engineer at Micropolis and Conner Peripherals.

Albert “Rocky” Pimentel

Prior to joining Seagate in 2011, Pimentel served on the Company’s Board of Directors and was a member of the early Seagate management team, working with founders Al Shugart and Finis Conner. He also was part of the founding management team at Conner Peripherals. Since that time, his diverse career experience has included COO and CFO at McAfee, senior vice president and CFO at LSI Logic, and senior leadership positions at Glu Mobile, Zone Labs, WebTV Networks and Redpoint Ventures. Pimentel currently serves as a member of the Board of Directors at Xilinx, Inc., Imperva, Inc. and LifeLock, Inc.

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